Exhibit 10.10

EXCLUSIVE AIRCRAFT DRY LEASE AGREEMENT

This EXCLUSIVE AIRCRAFT DRY LEASE AGREEMENT, dated as of September 9, 2025 (this "Lease"), is by and between SEG JETS LLC, a Delaware Limited Liability Company (the "Lessor") and Ponderosa Air LLC a New York limited liability company (the "Lessee"). The effective date of the start of the 24 monthly lease payments will begin when actual receipt of the Aircraft is delivered with final purchase.

WITNESSETH:

WHEREAS, the Lessor is anticipated to become the owner of the 2020 Cirrus Design Corp. SF50 aircraft bearing manufacturer’s serial number 0223 and US Registration N25MG together with one Williams FJ33-5A engine serial number 361140 (the “Aircraft”) on or before September 16, 2025 at the latest, with a target Close date on or before September 09, 2025; and

WHEREAS, the Lessee is the holder of air operator’s certificate 1POA204M (“Certificate”) for the operation of flights under part 135 of the United States Code of Federal Aviation Regulations (“Part 135”).

NOW, THEREFORE, the parties hereto, declaring their intentions to be legally bound hereunder, and for good and valuable consideration set forth below hereby covenant and agree as follows:

1.	Definitions and Interpretation.

The following terms shall have the following meanings for all purposes of this Lease.

"Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person.

"Aircraft" shall mean the aircraft described in the recitals hereof.

"Applicable Law" means all applicable (i) laws, treaties and international agreements of any national government, (ii) laws of any state, province, territory, locality or other political subdivision of a national government, and (iii) rules, regulations, judgments, decrees, orders, injunctions, writs, directives, licenses and permits of any government, court, government, Governmental Body or arbitration authority.

"Approved Pilots" means, a pilot who satisfies all of the following criteria: (i) a pilot who is qualified to operate the Aircraft under Part 135, (ii) holds at least a First Class Medical Certificate, and (iii) satisfies the requirements the insurance required to be maintained by the Lessee pursuant to the terms of Section 7. “Basic Rent” is defined in Schedule I to this Lease.

"Business Day" means any day on which federally chartered banking institutions in the State of New York are open for the transaction of business.

“Commencement Date” the date which the Aircraft is delivered to Lessee.

"Event of Default" shall have the meaning set forth in Section 9.

“Expiration Date” means 24 months for start of Lease.

"FAA" means the Federal Aviation Administration of the U.S. Department of Transportation, or any successor agency.

"FARs" means the Federal Aviation Regulations issued by the FAA in accordance with Title 49 of the United States Code.

"Governmental Body" means any department, commission, board, bureau, court, legislature, agency, instrumentality or authority of any national government or any political subdivision of a national government.

"Indemnitee" means the Lessor, any Affiliate of the Lessor, or and any successor, assign, agent, partner, officer, director or employee of the Lessor or any such Affiliates.

“Lessee Damage Costs” shall have the meaning set forth in Section 6(a).

“Lien” has the meaning set forth in Section 8(b) hereof.

“Month” means a calendar month.

“Operational Control” with respect to a flight, means the exercise of authority over initiating, conducting or terminating a flight.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

"Redelivery Condition" means the condition set forth in Schedule II to this Lease.

“Security Deposit” shall have the meaning set forth in Schedule I to this Lease.

"Taxes" means all taxes of every kind (excluding any tax measured by or assessed against Lessor’s income, including, without limitation, any income tax, gross income tax, net income tax, or capital gains tax) assessed or levied by any federal, state, county, local, airport, district, foreign, or other governmental authority, including, without limitation, sales taxes, use taxes, retailer taxes, federal air transportation excise taxes, federal aviation fuel excise taxes, and other similar duties, fees, and excise taxes.

"Term" means the period commencing on the Commencement Date and ending on the Expiration Date.

2.	Lease of the Aircraft.

(a)    The Lessor agrees to dry lease the Aircraft to Lessee on a continuous and exclusive basis at all times during the Term pursuant to the terms and conditions in this Lease. The Lessee has inspected the Aircraft and confirms that the condition of the Aircraft is acceptable to the Lessee in all respects and that Lessor will deliver the Aircraft to the Lessee on the Commencement Date.

(b)    Lessor will provide Lessee a Right of First Refusal (“ROFR”) in two respects:

a.	Lessor will provide Lessee a Right of First Refusal ("ROFR") option to extend this lease agreement, at market terms available at the time of the lease end date.
b.

In the event Lessor contemplates a sale of the Aircraft during the Term, Lessee shall have the right to match any bona fide third-party offer to purchase the Aircraft on the same material terms. Lessor shall provide written notice to Lessee of the material terms of any such offer, and Lessee shall have ten (10) Business Days from receipt of such notice to exercise its ROFR. If Lessee does not exercise its ROFR within such period, Lessor shall be free to proceed with the sale to the third party on terms no more favorable than those offered to the Lessee.

(c)    Notwithstanding anything to the contrary in this Lease, Lessor shall have the right to sell the Aircraft at any time upon providing Lessee with at least ninety (90) days’ prior written notice. In such event, this Lease shall automatically terminate effective as of the closing date of such sale, provided the required notice period has been satisfied. If the closing date of the sale occurs mid-month, Lessee shall be responsible only for a prorated portion of the Rent due for that month, calculated on a daily basis. The Security Deposit shall be handled in the same manner as it would be upon expiration of the Lease under its normal terms, including the application of any portion to unpaid or final month’s Rent in accordance with this Lease. Lessee shall cooperate in good faith with any reasonable requests from Lessor to facilitate the sale process, including providing access for inspections or prospective purchasers, so long as such cooperation does not materially disrupt Lessee’s operations.

3.	Basic Rent; Other Lessee Costs.

(a) Each calendar month during the Term, the Lessee shall pay to the Lessor rent with respect to the Aircraft in an amount equal to Basic Rent together with any Taxes applicable to rental payments and any other sales applicable to any such payment (collectively, the “Rent”).

(b) Lessee shall pay all expenses incurred with respect to the Aircraft during the Term, including, without limitation, crew costs and expenses, all fuel, oil, provisions, supplies, and services required for operation of the Aircraft, including all maintenance; handling and custom fees and related charges; taxes and airport fees; hangar and tiedown charges; use taxes on all Rent; and all fines, fees or penalties relating in any manner to the operation of the Aircraft by Lessee under this Lease; (“Lease Operation Expenses”). To the extent that Lessor is billed for any Lease Operation Expenses, Lessee shall promptly pay or reimburse Lessor for such Lease Operation Expenses upon demand.

(d)    An additional three and a half (3.5%) percent charge shall apply to all amounts due under this Lease paid via credit card. Overdue amounts payable pursuant to this Lease shall bear interest at a monthly rate equal to (1.50%) percent.

(e)    Lessee shall be responsible for, shall indemnify and hold harmless Lessor against, and shall pay all Taxes assessed or levied by any taxing jurisdictions as a result of the lease of the Aircraft to Lessee, or the use of the Aircraft by Lessee. This is an absolute net lease, and all Rent and other sums payable by Lessee shall be paid promptly when due hereunder without notice or demand of any kind, and without counterclaim, set-off, deduction, recoupment or any defense that Lessee may have against Lessor or any other person. Lessee’s obligation for the payment of all amounts due hereunder is and shall be absolute and unconditional, and there shall be no abatement, suspension, deferment or diminution in such amounts by reason of, and the obligations and liabilities of Lessee under this Lease shall not be affected by, any circumstances or occurrences whatsoever, including, without limitation, (i) any restriction or prevention of, or interference with, any use of the Aircraft, or any part thereof; (ii) any defect in the condition, airworthiness, design, operation, quality or fitness for use of the Aircraft or any part thereof; (iii) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceedings by or against Lessee or any action taken with respect to this Lease by any trustee or receiver of Lessee or by any court in any such proceeding; or (iv) any change, extension, waiver, sufferance or other action or omission in respect of any obligation or liability of Lessee.

4.	Maintenance and Compliance.

(a)    During the Term: (i) the Lessee, at its sole cost and expense, shall maintain and inspect the Aircraft in accordance with the maintenance standards set forth by the Federal Aviation Administration (“FAA”) in Part 135 of the Federal Aviation Regulations (“FARs”) and Lessee’s maintenance program; and (ii) the Lessee shall maintain the certificate of airworthiness for the Aircraft issued by the FAA and shall take all actions necessary in connection therewith including the installation or replacement of any and all appliances, products, parts or equipment of any type or kind as may be or become required by Part 135 of the FARs, any other Applicable Law, and/or under Lessee’s maintenance or flight operations manuals. Lessee may not otherwise modify the Aircraft in any manner without the prior written consent of the Lessor, which the Lessor may withhold in its sole discretion.

(b)    THE AIRCRAFT IS BEING LEASED ON AN “AS IS” BASIS AND LESSOR SHALL NOT BE DEEMED TO HAVE MADE, AND LESSOR HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EITHER EXPRESSED OR IMPLIED, OF ANY KIND OR NATURE WHATSOEVER WITH RESPECT TO THE AIRCRAFT, INCLUDING, WITHOUT LIMITATION, THE DESIGN OR CONDITION OF THE AIRCRAFT, ITS MERCHANTABILITY OR FITNESS FOR LESSEE’S INTENDED USE, THE QUALITY OF THE MATERIAL OR WORKMANSHIP OF THE AIRCRAFT, ITS VALUE OR AIRWORTHINESS OR CONFORMITY OF THE AIRCRAFT TO ANY SPECIFICATIONS; NOR SHALL LESSOR BE LIABLE TO THE LESSEE FOR ANY LOSS, CLAIM, DEMAND, LIABILITY, COST DAMAGE, OR EXPENSE OF ANY KIND, CAUSED OR ALLEGED TO BE CAUSED, DIRECTLY OR INDIRECTLY, BY THE AIRCRAFT, OR BY ANY INADEQUACY THEREOF FOR ANY PURPOSE, OR BY ANY DEFECT THEREIN; OR IN THE USE OR MAINTENANCE THEREOF, OR ANY REPAIRS, SERVICING, OR ADJUSTMENTS THERETO, OR ANY DELAY IN PROVIDING, OR FAILURE TO PROVIDE THE SAME, OR ANY INTERRUPTION OR LOSS OF SERVICE OR USE THEREOF, OR ANY LOSS OF BUSINESS, OR ANY DAMAGE WHATSOEVER AND HOWSOEVER CAUSED. NOTWITHSTANDING ANYTHING SET FORTH IN THIS AGREEMENT, IN NO EVENT SHALL LESSOR BE LIABLE TO LESSEE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING STRICT OR ABSOLUTE LIABILITY IN TORT).

(c)    At all times during the Term the Lessee shall cause the Aircraft to be hangered indoors and Lessee may not leave the Aircraft outside for any period greater than twenty-four (24) hours.

5.	Operational Control; Other Lessee; Operation.

(a)    During the Term, the Lessee shall at all times be in Operational Control of the Aircraft as that term is defined under the Federal Aviation Regulations, and the Aircraft shall be in the exclusive possession of the Lessee throughout the term of this Lease. As further evidence that Lessee shall exclusively be in Operational Control of the Aircraft solely the Lessee shall: be responsible for the initiation, conduct and termination of any flight involving the Aircraft; decide which crewmembers shall operate the aircraft and their duty assignments; determine whether to accept a flight request; be responsible for all maintenance performed on the Aircraft during the Lease Term and the costs associated with same; ensure that the aircraft, flight and flight crew comply with all pertinent Regulations; be responsible for all weather and fuel requirements, the costs of which shall be borne exclusively by the Lessee; be responsible for the costs of all landing, airport, and hangar fees, and flight provisions; and that the flight crew piloting the aircraft shall be selected exclusively by the Lessee (in accordance with applicable regulations and/or insurance requirements) and said individuals are not employees or agents of the Lessor. The foregoing factors are not exclusive but rather to demonstrate that the Lessee is at all times in sole possession and Operational Control of the Aircraft throughout the Lease Term.

(b)    Lessee shall provide its own pilots for the operation of the Aircraft. The Aircraft may only be operated by Approved Pilots by the Lessee during the Term.

(c)    The Lessee shall operate the Aircraft in accordance with Part 135 and bear responsibility for any and all violations of Part 135 or of any other Applicable Law brought about by its operation or use of the Aircraft under this Lease.

6.	Damage and Indemnity.

(a)    If the Aircraft (i) disappears or is stolen, (ii) suffers damage beyond economic repair or (iii) suffers damage that results in an insurance settlement on the basis of a total loss or a constructive total loss (collectively, “Event of Loss”), upon the earlier of: (x) ninety (90) days following the occurrence of an Event of Loss in respect of the Aircraft or, (y) five (5) days following the date of Lessee's or Lessor's (as the case may be) receipt of insurance proceeds with respect to such Event of Loss, Lessee shall pay to Lessor, or cause to be paid to Lessor, the Stipulated Value (as defined in Schedule 1). In the case of any other damage to the Aircraft, the Lessee shall direct the insurers to pay to the Lessor any insurance proceeds (and if the Lessee receives any such insurance proceeds it will immediately pay such amounts to the Lessor), Lessee shall cause a Cirrus Design Corp. Authorized Service Center to rectify such damage. In the event of such damage and the Lessor receives proceeds from the Insurer for such damage, the Lessor shall reimburse the Lessee for any cost, up to the amount of insurance proceeds received by the Lessor, incurred by the Lessee to rectify such damage, but Lessee shall be responsible for any cost in excess of the amount of insurance proceeds received by the Lessor to rectify such damage.

(b)    The Lessee shall release, indemnify and hold harmless the Indemnitees from and against any and all claims, demands, actions and proceedings by third parties against the Indemnitees for liability or damage arising from or in connection with: (i) any act or omission of Lessee, or its employees, agents, officers, directors, shareholders, or other representatives in respect of the transactions contemplated hereby, or the enforcement of any of the terms hereof, including but not limited to the breach of any representation, warranty, covenant, obligation or duty of Lessee hereunder or any other document or agreement executed and delivered in connection herewith or with respect to any Indemnitee; or (ii) the condition, manufacture, delivery, lease, acceptance, possession, repossession, return, disposition pursuant to the exercise of remedies under Section 10 hereof, airworthiness, use, maintenance, storage or operation of the Aircraft either in the air or on the ground; or (iii) any defect in the Aircraft (whether or not discovered or discoverable by Lessee or Lessor) arising from any material or articles or parts used therein or from the design, testing, or use thereof or from any maintenance, repair, modification, alteration, service, repair, overhaul, or testing of the Aircraft, whether or not the Aircraft is in the possession of Lessee, and regardless of where the Aircraft may then be located; or (iv) any transaction, approval, or document contemplated by this Lease, or given or entered into in connection herewith or therewith

7.	Insurance.

(a)      During the Term, the Lessee shall procure and maintain in full force and effect legal liability insurance in respect of the Aircraft. All such insurance:

(i)    shall be in an amount of no less than $5,000,000 combined smooth single limit;

(ii)    shall be carried with an insurance underwriter or insurance carrier rated no less than “A” by AM Best’s Key Financial Rating Guide;

(iii) shall name Lessor as an additional insured;

(iv)    shall provide that the insurers shall waive all rights of subrogation against Lessor; and

(v)    The Lessee will provide the Lessor proof of Certification of Insurance on a monthly basis. If not provided, the Lessee will discontinue operations until proof of insurance is provided. In all events, the insurance company shall provide Lessor 30 days’ notice (7 days in case of war risk) of cancellation or material change in coverage.

(b)      During the Term, the Lessee shall procure and maintain in full force and effect all-risk aircraft hull ground and flight insurance covering the Aircraft in an amount equal to the Stipulated Value of the Aircraft, listing Lessor as loss payee.

(c)      On the date hereof, the Lessee shall provide the Lessor a copy of the insurance certificate evidencing that insurance in the amounts and of the types specified by this Lease is in full force and effect.

(d)      Lessee shall be solely responsible for the cost of the insurance coverage maintained by Lessee pursuant to this Section 7.

8.	Lessee Covenants and Representations and Warranties.

(a)    Lessee shall not utilize the Aircraft: (i) in a manner prohibited by the insurance coverage described in Section 7; (ii) in any area excluded from coverage by any insurance policy described in Section 7; (iii) in any unlawful manner and or in violation of any Applicable Laws; or (iv) in violation with the manufacturer’s operating manual.

(b)    Lessee shall not create, incur or suffer to be created or incurred any pledge, lien, charge, encumbrance of claim of any kind on or with respect to the Aircraft, excluding any air navigation authority, airport materialmen’s, workmen’s, repairmen’s, mechanic’s, employees’ or other similar liens arising in the ordinary course of the Lessee’s normal operations by statute or by operation of law in respect of obligations that are not yet due or that are being contested in good faith (“Lien”). Lessee shall have no right, title or interest in or to the Aircraft except as expressly provided herein and shall take no action that would impair the continued registration of the Aircraft at the FAA in the name of the Lessor.

(c) Lessee may not sublease the Aircraft.

9.	Events of Default. Each of the following shall constitute an “Event of Default” under this Lease:

(a)    If Lessee shall fail to pay any sums due under this Lease within five (5) business days after the date such sum is due; or

(b)    If Lessee shall fail to perform any covenant contained herein, and such failure shall continue for a period of five (5) days after notice thereof shall have been given by Lessor in writing unless such failure is cured within five (5) days after the date of such notice; or

(c)    If any proceeding is being commenced by Lessee under any bankruptcy, insolvency, reorganization, readjustment of debt, receivership or liquidation law or statute of any jurisdiction; or if any such proceedings shall be instituted against Lessee and shall not be withdrawn or terminated within 10 days after their commencement; or

(d)    If the Aircraft is operated by Lessee or any other party in violation of any Applicable Law or in violation of any provision of any insurance policy contemplated by this Lease; or

(e)    If any warranty or representation made by Lessee herein shall prove to be false in any material respect.

10.	Remedies. If an Event of Default has occurred, the Lessor may at its sole discretion exercise any one or more of the following remedies:

(a)    Terminate this Agreement and recover any and all sums which may be due under this Agreement.

(b)    demand that Lessee, and Lessee shall upon such demand of Lessor and at Lessee's expense, immediately return the Aircraft to Lessor at Republic Airport (KFRG), in the manner specified in such notice, and such return shall not be delayed for purposes of complying with the Redelivery Conditions specified in Section 11 hereof (none of which conditions shall be deemed to affect Lessor's possession of the Aircraft) or delayed for any other reason. Notwithstanding the foregoing, at Lessor's option, Lessee shall be required thereafter to take such actions, at Lessee's expense, as would be required by the provisions of this Lease if the Aircraft were being returned at the end of the Term hereof.

(c)    Exercise any other rights or remedies which may be available under the provisions of this Agreement or under any of the laws of the state of New York.

(d)    Sell at private or public sale, as Lessor may determine, or hold, use, operate or lease to others the Aircraft as Lessor in its sole discretion may determine, all free and clear of any rights of Lessee.

(e) Date, complete and file the lease termination attached to the Lease as Schedule III;

(f) Lessor may enter upon the premises where all or any part of the Aircraft is located and retake possession of the Aircraft and the manuals, logs and records without notice to the Lessee.

Each and every power and remedy specified herein shall be in addition to every other power and remedy specifically so given or now or hereafter existing at law or in equity, and each and every power and remedy may be exercised from time to time individually or simultaneously and as often and in such order as may be deemed expedient by the Lessor. All such powers and remedies shall be cumulative and the exercise of one shall not be deemed a waiver of the right to exercise any other or others.

11.	Return.

(a)    On or before the Expiration Date or the earlier termination of this Lease pursuant to Section 10 (“Return Date”), Lessee shall make the Aircraft available, at Lessee's expense, to Lessor at Republic Airport (KFRG) for inspection to verify that the condition of the Aircraft complies with the Redelivery Condition (inspections being hereinafter collectively referred to as the "Final Inspection"). The Final Inspection shall consist of a records review and a visual inspection of the Aircraft. Lessee shall provide Lessor all information reasonably requested by Lessor regarding the status of all maintenance items tracked in accordance with Lessee’s maintenance program. If the Aircraft is not returned to Republic Airport (KFRG) in the Redelivery Condition on or before the Return Date, Lessee shall be responsible for, and upon demand shall pay Lessor: (a) for all costs and expenses (including but not limited to reasonable attorney’s fees) incurred by Lessor to repossess the Aircraft and (b) for all costs and expenses incurred to return the Aircraft to the Redelivery Condition.

(b)    To the extent that the Aircraft fails upon the Return Date to conform to any requirement imposed by this Lease, with the exception of any potential maintenance and / or repair, Lessor, at its sole option, may continue the Lease, and the Term shall be deemed to have been automatically extended, and the obligation to pay 150% of Basic Rent shall continue until such time as the Aircraft is returned to the Republic Airport (KFRG) in the Redelivery Condition. Lessee shall not be permitted to operate the Aircraft during any such extension period.

12.      Expenses. The Lessor and the Lessee will each assume its own costs, fees (including legal and documentation fees) and other expenses incurred in connection with the preparation and execution of the documentation relating to the transactions contemplated by this Lease. The prevailing party in any action or proceeding to interpret or enforce any provision of this Lease or any agreement or instrument executed in connection herewith will be awarded all costs and expenses including reasonable attorneys' fees incurred in the preparation, prosecution and appeal of any such judgment or award.

13.     Governing Law; Consent to Jurisdiction. (a) THIS LEASE SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE BY RESIDENTS THEREOF TO BE WHOLLY PERFORMED THEREIN EXCEPT WHERE OTHERWISE PREEMPTED BY FEDERAL LAW OR STATUTE.

(b)     Each of the Lessor and the Lessee hereby expressly submits to the non-exclusive jurisdiction of the State and Federal Courts located in New York. Final judgment against the Lessor or the Lessee in any such suit shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or as otherwise permitted by Applicable Law.

14.    Waiver of Jury Trial. EACH OF THE LESSOR AND THE LESSEE HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO OR IN CONNECTION WITH THIS LEASE. INSTEAD, ANY DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

15.    Notices. All notices, requests, demands or other communications required under or given pursuant to the Lease shall be in writing unless otherwise expressly provided herein: Any notice, request, demand or other communication permitted under the Lease may be sent by (a) hand delivery; (b) U.S. mail; (c) international courier; (d) electronic mail. All notices, requests, demands or other communications required under or given pursuant to this lease become effective: (i) for hand delivery, upon receipt thereof by the recipient; (ii) for U.S. mail, upon the expiration of five Business Days after depositing such notice with a U.S. post office or U.S., post office mail box; (iii) for international courier, at the time such delivery is recorded in the international courier’s electronic tracking system; and (c) for electronic mail, upon such electronic mail being recorded in the sender’s “Out Box” and the sender does not receive any subsequent notice within five hours that such electronic mail has not been delivered. All notices, requests, demands or other communications required under or given pursuant to this Lease shall be directed to the address listed in Schedule I or to such other address as the Lessor or the Lessee may from time to time designate by notice in writing to the other party.

16.    Amendments. The terms and provisions of this Lease may not be amended, waived, discharged or terminated orally. Any amendment, waiver, discharge or termination shall require a written instrument signed by the party against whom enforcement of the amendment, waiver, discharge or termination is sought.

17.    Assignment. This Lease may not be assigned by either party hereto without the prior written consent of the other party.

18.    Counterparts. This Lease may be executed by the Lessor and the Lessee in separate counterparts, each of which when so executed and delivered shall be an original, but all counterparts shall together constitute but one and the same agreement.

19.    Sole Agreement. This Lease contains the entire understanding between the parties and supersedes any documents previously signed by the parties in respect to the subject matter contained herein and may be amended only by a written instrument duly executed by the parties or their respective permitted assignees.

20.    True Lease. The Lessor and the Lessee intend that this Lease constitutes a “true lease” and a lease for all United States federal income tax purposes. The Lessor and the Lessee further intend and agree that, to the extent applicable, the Lessor shall be entitled to the full benefits afforded lessors of aircraft under Section 1110 or under the equivalent provisions under the Cape Town Convention.

21.    THE AIRCRAFT LISTED AND REFERENCED HEREIN WILL BE MAINTAINED AND INSPECTED UNDER FAR 135 FOR OPERATIONS TO BE CONDUCTED UNDER THIS AGREEMENT DURING THE DURATION OF THIS AGREEMENT.

THE LESSEE, LOCATED AT THE ADDRESS LISTED HEREIN, IS CONSIDERED TO BE IN OPERATIONAL CONTROL OF THE AIRCRAFT DURING ANY LEASE PERIOD (AS DEFINED HEREIN). LESSEE CERTIFIES IT IS RESPONISBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT DURING ANY LEASE PERIOD (AS DEFINED HEREIN) AND UNDERSTANDS AND IS FAMILIAR WITH ITS RESPONSIBILITY FOR COMPLIANCE WITH THE APPLICABLE FEDERAL AVIATION REGULATIONS.

A COPY OF THIS AGREEMENT SHALL BE CARRIED ON SAID AIRCRAFT AT ALL TIMES AND SHALL BE MADE AVAILABLE FOR REVIEW UPON REQUEST BY THE ADMINISTRATOR OR HIS REPRESENTATIVE.

AN EXPLANATION OF THE FACTORS BEARING ON OPERATIONAL CONTROL AND THE PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE FAA GENERAL AVIATION DISTRICT OFFICE.

[Signature Page Follows]

IN WITNESS WHEREOF, the Lessor and the Lessee have each caused this Exclusive Lease Agreement to be duly executed and delivered as of the day and year first above written.

SEG JETS LLC

By:	/s/ Joseph Reda
Name: Joseph Reda
Title: Managing Member

Lessee: Ponderosa Air, LLC

By:	/s/ Marc Sellouk
Name: Marc Sellouk
Title: Managing Member

SCHEDULE I

Basic Rent

Shall mean: (a) Lease execution Date of September 9, 2025 and a (b) lease Commencement Date that corresponds to the date of Acquisition of the Aircraft and will match the date of pickup of the Aircraft and (c) a monthly payment in the amount of $23,777.77, plus a Security Deposit of an additional $23,777.77 that can be applied, at the sole discretion of the Lessor, against the Last Months Lease Payment.

The Security Deposit and first monthly payment shall be due at the signing of the Lease. The second monthly payment shall be due one month after the Commencement Date, and all following monthly payments and all following monthly payments shall be due on the same day of each successive month thereafter, counted from the Commencement Date, until the expiration or earlier termination of this Lease.

The Lease is a 24 month lease commencing on the defined Commencement Date, after which the Aircraft will be returned in the Redelivery Condition in accordance with Section 11 of the Lease.

Basic Rent Coverage:

Basic Rent includes an implied payment to the Lessor for maintaining Jetstream and Engine Blue program coverage for the first 365 hours of flight time during the Lease Period.

•    The Lease is capped at 50 hours of usage per calendar month, unless otherwise waived in writing by the Lessor.

•    All operational and maintenance costs beyond the initial 365 hours, including fuel, repositioning, crew, hangar, and related expenses, shall be borne solely by Lessee.

•    Additional Jetstream and Engine Blue hour blocks shall be purchased in increments of 150 hours, currently priced at $80,489 (subject to change by Cirrus Aircraft).

Prepayment Requirement:

Ownership Group (SEG Jets LLC) agrees to pre-pay Cirrus Aircraft for additional Jetstream and Engine Blue hour blocks only after full prepayment from Lessee has been received. SEG Jets LLC shall have no obligation to make any payment for additional coverage unless and until the corresponding funds are received from Lessee. However, SEG Jets LLC shall have the obligation to pre-pay Cirrus Aircraft for additional Jetstream and Engine Blue hour blocks within the later of the Cirrus Aircraft due date or within 24 hours of receipt of such prepayment from Lessee.

Monthly Cap of Hours Flown

The Lessee will agree to cap the monthly flight time at 50 hours per month. If demand exceeds this monthly cap, the ownership group will agree to consider waiving such restriction.

The Lessee agrees to the Lessor, that in the future event of multiple Aircraft being contracted under lease, that the Lessor, SEG Jets LLC shall be the first lease paid (First Aircraft Lease money out).

Lessor Address

SEG Jets LLC

1324 Manor Circle

Pelham Manor, NY 10803

Lessee Address

Ponderosa Air, LLC

7110 Republic Airport

Farmingdale, NY 11735

SCHEDULE II

AIRCRAFT REDELIVERY CONDITION

1.1.1         Schedule II – Redelivery Condition

Upon expiration or earlier termination of the Lease, Lessee shall return the Aircraft to Lessor in the following condition (the “Redelivery Condition”):

1.	Regulatory Compliance:

o	All Airworthiness Directives (ADs) and Service Bulletins (SBs) applicable to the Aircraft and its components shall be fully complied with and current, with no outstanding or deferred items.

2.	Maintenance Programs:

o	The Aircraft shall have undergone a fresh 100-hour inspection and/or Phase inspection (as applicable) within 10 flight hours or 30 calendar days of redelivery.

o

The Aircraft shall be enrolled and current in Jetstream and Engine Blue or equivalent programs, and such coverage shall be fully transferable to Lessor or any successor lessee without penalty or lapse.

3.	Logbooks and Records:

o	All Aircraft maintenance logs, engine logs, propeller logs, airframe records, weight & balance data, wiring diagrams, manuals, and other regulatory and manufacturer documentation shall be:

■	Original (not scanned or copied),

■	Complete and continuous, and

■	Accurately reflecting all maintenance performed during the Lease Period.

4.	Software & Avionics:

o	All software and firmware for the Aircraft’s avionics and systems shall be:

■	Up to date, stable, and functioning as intended, and

■	Compliant with FAA requirements and compatible with the Aircraft’s installed hardware.

5.	Condition & Cleanliness:

o	The Aircraft shall be returned in clean, airworthy, and flight-ready condition, free of damage (other than normal wear and tear) and with:

■	Interior professionally cleaned,

■	Exterior washed and detailed, and

■	All Lessee-installed equipment, branding, or modifications removed unless otherwise agreed in writing.

SCHEDULE III

LEASE TERMINATION

By execution hereof (this “Lease Termination”), the undersigned, SEG Jets LLC as lessor (“Lessor”), and Ponderosa Air, LLC, as lessee (“Lessee”), hereby acknowledge and agree: (i) that the Lease Agreement is terminated and otherwise cancelled; (ii) that the Equipment is released from all the terms and conditions of the Lease Agreement; (iii) to the discharge of all registrations on the International Registry against the Equipment created by the Lease Agreement; and (iv) Lessee disclaims all right, title and interest in and to the Equipment.

This Lease Termination is without prejudice to the surviving rights of the parties under the Lease Agreement and nothing in this Lease Termination shall relieve either party from its obligations under the Lease Agreement which are still unsatisfied and/or from any of its obligations under the Lease Agreement which may be due after the date of this Lease Termination.

Capitalized terms not otherwise defined herein shall have the meanings given them in Exhibit A attached hereto.

Dated as of this          day of                                , 2025.

Ponderosa Air, LLC, Lessee	SEG JETS LLC. Lessor

By:	By:
Name: Marc Sellouk	Name:
Title: Managing Member	Title: